Exhibit 99.3

Alpha Natural Resources, Inc.

FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces Completion of Offering of $1.5 Billion of its

Senior Notes and Results of its Tender Offer for Senior Notes of Massey Energy Company

ABINGDON, Va., June 1, 2011 — Alpha Natural Resources, Inc. (NYSE: ANR) (“Alpha”) today announced the completion of its underwritten public offering of $800 million aggregate principal amount of 6% senior notes due 2019 and $700 million aggregate principal amount of 6.25% senior notes due 2021 (together, the “Senior Notes”). Alpha estimates the net proceeds from the issuance and sale of the Senior Notes, after deducting underwriting discounts and estimated offering expenses, are approximately $1.47 billion.

Alpha also today announced that it has accepted for payment approximately $499,713,000 aggregate principal amount of Massey Energy Company’s (“Massey”) 6.875% Senior Notes due 2013 (the “Massey Senior Notes”), which are all of the Massey Senior Notes that were tendered prior to 8:00 a.m., New York City time, on June 1, 2011 pursuant to Alpha’s previously announced tender offer (the “Tender Offer”). After giving effect to the acceptance for payment, $260,287,000 in aggregate principal amount of the Massey Senior Notes will remain outstanding. A notice of redemption has been issued to redeem the remaining outstanding aggregate principal amount of the Massey Senior Notes effective July 1, 2011.

Alpha used a portion of the net proceeds from the Senior Notes offering to partially fund Alpha’s acquisition of Massey, which was consummated concurrently with the Senior Notes offering. Alpha used the remainder of the net proceeds to fund the purchase of the Massey Senior Notes pursuant to the Tender Offer, redeem the remaining outstanding aggregate principal amount of the Massey Senior Notes and repay some of Alpha’s and Massey’s other outstanding indebtedness.

Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. acted as joint book-running managers in connection with the offering of the Senior Notes. Morgan Stanley & Co. Incorporated also acted as dealer manager for the Tender Offer.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer of securities will be made only by means of a prospectus, forming a part of an effective registration statement, or pursuant to an exemption from registration under the Securities Act of 1933, as amended.

Investor Contact: Todd Allen (276) 739-5328

Media Contact: Ted Pile (276) 623-2920